POINTSTAR ENTERTAINMENT CORP.

c/o 800 – 885 West Georgia Street

Vancouver, British Columbia, V6C 3H1

Canada

September 18, 2007

TO:	Hans Bio Shaft Limited

c/o Essex Place, 22 Rodney Road

Cheltenham, Gloucestershire GL50 1JJ

United Kingdom

AND TO:	Hassan Hans Badreddine

P.O. Box 14 – 5422 Beirut

Ain Meriase – Bld no.59

Beirut, Lebanon

Dear Sirs:

RE:      Hans Bio Shaft Limited

This letter sets out the agreement (the "Agreement") among Pointstar Entertainment Corp., as purchaser ("Pointstar"), Hassan Hans Badreddine ("Mr. Badreddine") and Hans Bio Shaft Limited, as vendor (the "Vendor") regarding the transfer and sale by the Vendor to Pointstar of certain assets of the Vendor relating to a waste water treatment plant system (the "Waste Water System"), which are comprised of:

(a)

all the Vendor’s right, title and interest in the inventions (the "Inventions") disclosed in United Kingdom patent GB2390365 titled "WASTE WATER TREATMENT PLANT AND METHOD" that was applied for on July 2, 2002 and granted on March 23, 2004, including related patent applications PCT/GB04/00002 (publication WO2005066081), EP20040700280 (publication EP1711440), and US10/585,244 (publication US 2007-0163954 A1) (collectively, the Patents"); and

(b)	all fabrication drawings, design calculations and standard complete system design calculations and fabrication drawings in respect of the Inventions (collectively, the "Drawings"),

all of which are collectively called the "Purchased Assets".

Acquisition

1.

The Vendor hereby agrees to sell, assign and transfer to Pointstar all of the Vendor’s right, title and interest in the Purchased Assets on the terms and subject to the conditions set out in this Agreement (the "Sale Transaction").

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Consideration

2.

In consideration for the sale and transfer of the Purchased Assets to Pointstar, Pointstar agrees to issue, on Closing (as defined herein) to Mr. Badreddine, the sole shareholder of the Vendor, 27 million restricted common shares in the capital of Pointstar (the "Pointstar Shares"). Each of the Vendor and Mr. Badreddine acknowledges that the Pointstar Shares will be restricted as to sale by United States securities laws and rules and will carry a restrictive legend indicating such restrictions.

3.	In addition to the Pointstar Shares, Pointstar will pay cash consideration (the "Cash Consideration") of $750,000 at Closing.

Bonus

4.	The parties agree and acknowledge that Pointstar will pay Mr. Badreddine an additional amount of up to $1,750,000 on the following terms:
(a)	$750,000 upon the due execution and delivery, within 90 days from Closing, of contracts for the purchase of the Waste Water System ("Milestone No. 1") in the aggregate amount of $6,000,000; and
(b)

$1,000,000 upon the due execution and delivery, within 180 days from Closing, of contracts (separate and distinct from the contracts in respect of Milestone No. 1) for the purchase of the Waste Water System in the aggregate amount of $10,000,000.

5.	For the purpose of Section 4 above, the Waste Water Systems to be counted include only those entered into by Pointstar after Closing.

Financing

6.

Pointstar will arrange a financing of up to $1,500,000 (the "Financing"), consisting of up to 3,000,000 units (the "Units") at a price of $0.50 per Unit, each Unit consisting of one common share and two common share purchase warrants. One warrant will be exercisable for one common share for a period of 24 months from the date of issue at an exercise price of $0.55 per share and one warrant will be exercisable for one common share for a period of 48 months from the date of issue at an exercise price of $0.60 per share.

7.	The proceeds of the Financing will be used as follows: (i) $750,000 toward the payment of the Cash Consideration; and (ii) $750,000 as working capital for Pointstar.

Closing

8.	The closing of the transactions contemplated hereby (the "Closing") will occur on or before 10:00 a.m. (local time) on September 7, 2007 or at such other time or date as the

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parties may agree, to be held at the offices of Pointstar’s solicitors, Clark Wilson LLP, in Vancouver, Canada.

Due Diligence

9.

Pointstar and the Vendor will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereby. Each of Pointstar and the Vendor and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries, as applicable, in connection with the transactions contemplated hereby.

Closing Conditions

10.	This Agreement and the closing of the transactions contemplated hereby are subject to the following:
(a)	the passing of resolutions by the board of directors of Pointstar appointing Mr. Badreddine as the President and a director of Pointstar as of Closing;
(b)	agreement of Pointstar to the change of name of Pointstar to such name as the Vendor may reasonably request, subject to requisite regulatory approvals;
(c)

all representations and warranties and covenants contained herein and all other agreements entered into by the parties in connection with transactions contemplated hereby being true and correct at Closing; and

(d)	all consents, renewals and/or approvals required to be obtained for the purpose of selling, assigning or transferring the assets will have been obtained.

The conditions set out in paragraphs (a) and (b) above are for the sole benefit of the Vendor and may be waived by the Vendor at its sole discretion, and the conditions set out in paragraphs (c) and (d) above are for the mutual benefit of Pointstar and the Vendor and each may waive any or all of the said conditions as it applies to the other party.

Representations of Pointstar

11.

Pointstar represents and warrants to the Vendor and Mr. Badreddine as follows, with the intent that the Vendor and Mr. Badreddine will rely on these representations and warranties in entering into this Agreement and in concluding the transactions contemplated hereby:

(a)

the authorized capital of Pointstar consists of 300,000,000 common shares with a par value of $0.001 per share, of which, as of the date hereof, there are 63,000,000 common shares issued and outstanding;

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(b)

other than as set out in paragraph (a) above and as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of Pointstar may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Pointstar;

(c)	Pointstar is a reporting issuer under the United States Securities Exchange Act of 1934;
(d)

all of Pointstar’s continuous disclosure filings with the United States Securities Exchange Commission (the "SEC") are in good standing and are complete and accurate and other than as contemplated herein, there are and will at Closing be no material changes in Pointstar’s business and affairs from that which is disclosed in Pointstar’s continuous disclosure documents;

(e)	Pointstar is duly organized under the laws of the state of Nevada and has the power and capacity to enter into this Agreement and carry out its terms; and
(f)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Pointstar, and this Agreement constitutes a legal, valid and binding obligation of Pointstar enforceable against Pointstar in accordance with its terms.

Representations of the Vendor and Mr. Badreddine

12.

Each of the Vendor and Mr. Badreddine represents and warrants to Pointstar as follows, with the intent that Pointstar will rely on these representations and warranties in entering into this Agreement and in concluding the transactions contemplated hereby:

(a)	the Vendor is a corporation duly organized and in good standing under the laws of the United Kingdom and has the power and capacity to enter into this Agreement and carry out its terms;
(b)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor and Mr. Badreddine enforceable against each of the Vendor and Mr. Badreddine in accordance with its terms;

(c)

neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will violate any of the terms and provisions of the constating documents of the Vendor, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor or any of the Purchased Assets;

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(d)

with the exception of the prosecution of the patent applications that form part of the Purchased Assets, there is no litigation or administrative or governmental proceeding or enquiry pending, or to the knowledge of the Vendor or Mr. Badreddine threatened against or relating to the Vendor, the Vendor’s business or any of the Purchased Assets, nor does the Vendor or Mr. Badreddine know of any reasonable basis for any such action, proceeding or enquiry;

(e)	they have no actual knowledge or reason to believe that any invention disclosed in the Patents is unpatentable, including for lack of novelty, inventiveness, or utility;
(f)

they have no actual knowledge or reason to believe that the disclosure of any invention in the Patents will fail to meet the requirements of enablement, description or best-mode demanded under United States patent law;

(g)

for all inventions disclosed in the Patents, they have provided to Pointstar a fully enabling description of the current best-mode, including all improvements to such inventions since the time the Patents were filed;

(h)

they have identified to Pointstar all inventions in which they have an interest or right that are in the same technical fields or address the same commercial markets as any invention disclosed in the Patents;

(i)	the inventors designated in the Patents are inventors of at least one invention disclosed in the Patents;
(j)	any person who is an inventor of an invention disclosed in the Patents is designated as an inventor in the Patents;
(k)

all inventors designated in the Patents have assigned to the Vendor all their rights in the inventions disclosed in the Patents, including all rights to file related domestic applications, including divisional and continuing applications, and all rights to file corresponding foreign applications, including asserting claims of priority under the Paris Convention and the Patent Cooperation Treaty;

(l)

the Vendor has all right, title and interest in the Purchased Assets and owns and possesses and has good and marketable title to the Purchased Assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims. In particular, without limiting the generality of the foregoing:

(i)	they have no actual knowledge or reason to believe that there are any rights or interests encumbering the Vendor’s ownership of the Patents; and
(ii)

the Purchased Assets have not been used in a manner which does or will give rise to any obligation of restoration or removal or any liability for the costs of restoration or removal or for the payment of damages to any third party;

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(iii)

they have no actual knowledge or reason to believe that any inventor designated in the Patents has granted and is under any obligation to grant any right in an invention disclosed in the Patents to any party other than the Vendor;

(iv)	the Vendor has not granted and is under no obligation to grant any right in an invention disclosed in the Patents to any party of than Pointstar; and
(v)

they have no actual knowledge or reason to believe that practicing any invention disclosed in the Patents in its best mode or in any other commercially reasonable way is likely to require a license of third-party rights;

(m)	the Patents are recorded as being in good standing in the applicable patent offices and the Vendor is recorded as the sole owner and assignee, free and clear of any encumbrance;
(n)	they have no actual knowledge or reason to believe that any invention disclosed in the Patents is being made, used or sold by any other person;
(o)

they have no actual knowledge or reason to believe that intellectual property originating from any person other than the Vendor or an inventor designated in the Patents has been incorporated into in the Patents;

(p)	the Patents are the earliest patent rights sought by any of the inventors designated in the Patents for any invention disclosed in the Patents;
(q)	the Patents are the only patent rights sought by any of the inventors designated in the Patents for any invention disclosed in the Patents;
(r)	they have no actual knowledge or reason to believe that the Patents lacks commercial value or has less commercial value than when it was filed;
(s)

they believe that the Patents will yield patent rights sufficient to prevent others from making, using or selling a waste water treatment plant including: a treatment chamber containing a plurality of sludge carrier elements, and, in a lower part thereof a bio-film collection region for receiving in use bio-film from said sludge carrier elements; an outlet for delivering waste water into an upper part of said treatment chamber; a settlement chamber in flow communication at its lower end with said treatment chamber, whereby in use water may flow from said treatment chamber via said bio-film collection region to said settlement chamber; a generally vertical column disposed in said treatment chamber and having an upper end which projects above the liquid surface in use, and a lower region in flow communication with said treatment chamber, and air delivery means for introducing air or other gas into a lower region of said column in use to aerate the liquid therein and to cause the liquid to flow upwardly to overflow into said treatment chamber; and

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(t)	the Drawing are a complete and accurate set of all fabrication drawings, design calculations and standard complete system design calculations and fabrication drawings in respect of the Inventions.

Covenants

13.	Pointstar hereby covenants to the Vendor as follows:
(a)

Pointstar will conduct its business in the ordinary and normal course and will not, without the prior written consent of the Vendor, enter into any transaction which would cause any of its representations, warranties or agreements contained in this Agreement to be incorrect or which would constitute a breach of any covenant or agreement of Pointstar herein; and

(b)	Pointstar will not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares, other than pursuant to the terms of this Agreement.
14.	Each of the Vendor and Mr. Badreddine hereby covenants to Pointstar as follows:
(a)

the Vendor will conduct its business in the ordinary and normal course and will not, without the prior written consent of Pointstar, enter into any transaction which would cause any of its representations, warranties or covenants contained in this Agreement to be incorrect or which would constitute a breach of any covenant or agreement of the Vendor or Mr. Badreddine herein, and in particular, without limiting the generality of the foregoing, each of the Vendor and Mr. Badreddine will not take any action which could reasonably result in any material adverse change to the Vendor or sell, transfer, dispose of, charge or otherwise encumber any of the Purchased Assets or any rights, interests or entitlements in respect thereof; and

(b)

each of the Vendor and Mr. Badreddine acknowledges that Pointstar will be required to provide substantial disclosure about the Purchased Assets to the SEC and each of them agrees to fully co-operate to provide in a timely manner such information and disclosure about the Purchased Assets as Pointstar’s legal counsel and auditors, as applicable, may request.

Survival of Representations, Warranties and Covenants

15.

All representations, warranties and covenants made by each of the parties hereto will, unless otherwise expressly stated, survive Closing and any investigation made by the parties and will continue in full force and effect for the benefit of the respective parties.

Binding Agreement

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16.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement will be deemed to constitute and will be a legally valid and binding agreement.

Termination

17.

In the event Closing has not occurred by September 30, 2007, either party may elect to terminate this Agreement and all obligations of the parties hereunder will cease, except the obligation to return any Cash Consideration advanced. No party may elect to terminate if it has not complied with its obligations hereunder and the other party does not agree to terminate.

Confidentiality

18.

The Vendor acknowledges that Pointstar is a public company and has an obligation to disclose all material information about its affairs. The Vendor agrees that it will not trade in the securities of Pointstar while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Pointstar.

General

19.

This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

20.	The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the full intent of this Agreement.
21.	Time is of the essence hereof.
22.	This Agreement will be governed and interpreted in accordance with the laws of the State of Nevada.
23.

Each party to this Agreement will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and all documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

24.	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.
25.	All dollar references herein are to United States dollars.

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26.

This Agreement may be executed in counterparts and by facsimile with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

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If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

POINTSTAR ENTERTAINMENT CORP.

Per:	/s/ Imad Yassine
Authorized Signatory

AGREED TO AND ACCEPTED THIS 18th DAY OF SEPTEMBER, 2007.

HANS BIO SHAFT LIMITED

Per:	/s/ Hassan Hans Badreddine
Authorized Signatory

SIGNED, SEALED AND DELIVERED by HASSAN HANS BADREDDINE in the presence of /s/ Talal Yassin Witness Signature Talal Yassin Name 918–1030 West Georgia Street, Vancouver, BC Address	) ) ) ) ) ) ) ) ) )	/s/ Hassan Hans Badreddine HASSAN HANS BADREDDINE

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